     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1998
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------

                  MARYLAND                                       95-4502084
        (STATE OR OTHER JURISDICTION                          (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                    135 NORTH LOS ROBLES AVENUE, SUITE 250
                          PASADENA, CALIFORNIA 91101
                                (626) 578-0777
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                                JOEL S. MARCUS
                            CHIEF EXECUTIVE OFFICER
                    135 NORTH LOS ROBLES AVENUE, SUITE 250
                          PASADENA, CALIFORNIA 91101
                                (626) 578-0777
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                             JEROME L. COBEN, ESQ.
                           MICHAEL A. WORONOFF, ESQ.
                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                            300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                (213) 687-5000

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                                                -------

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

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                                                PROPOSED MAXIMUM  PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF       AMOUNT TO BE    AGGREGATE PRICE       AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED         PER UNIT       OFFERING PRICE     REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Common Stock ($.01 par
 value)....................   2,809,239 shares    $31.0313(1)    $87,174,338.1807(1)     $25,716.43
------------------------------------------------------------------------------------------------------
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
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on June 5, 1998.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 9, 1998

PROSPECTUS

                                2,809,239 SHARES

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

                                  COMMON STOCK

  This Prospectus relates to the offer and sale from time to time of up to 2,809,239 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Alexandria Real Estate Equities, Inc. (the "Company"), a Maryland corporation, by certain selling stockholders of the Company (collectively, the "Selling Stockholders"). The Shares may be offered in amounts and on terms to be set forth herein or in one or more supplements to this Prospectus.

  The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "ARE." On June 8, 1998, the last reported sales price of the Common Stock was $31 3/16 per share. To ensure that the Company maintains its qualification as a real estate investment trust (a "REIT"), the Company's charter provides, with certain exceptions, that no person may own more than 9.8% of the outstanding shares of any class or series of capital stock of the Company. See "Description of Capital Stock--Restrictions on Ownership and Transfer."

  The Selling Stockholders may, from time to time, offer and sell the Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

  The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders but has agreed to bear certain expenses of registration of the Shares under federal and state securities laws.

  The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  -----------

   SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR CERTAIN FACTORS RELEVANT TO AN
                           INVESTMENT IN THE SHARES.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED  UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is June    , 1998

  No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or any Prospectus Supplement, and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or by any underwriter, agent or dealer. Neither the delivery of this Prospectus and any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date thereof or that the information contained therein is correct as of any time subsequent to the date thereof. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

  Unless the context otherwise requires, references herein to the "Company" mean, collectively, Alexandria Real Estate Equities, Inc. ("Alexandria"), a Maryland corporation, and its subsidiaries. The Company holds substantially all of its assets and conducts substantially all of its operations through its subsidiaries, including property partnerships and limited liability companies. The Company currently owns, directly or indirectly, all of the interests in such subsidiaries. The Company may, however, issue operating partnership interests as consideration for future property acquisitions.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information..................................................... iii
Incorporation of Certain Documents by Reference........................... iii
The Company...............................................................   1
Securities to be Offered..................................................   1
Use of Proceeds...........................................................   1
Risk Factors..............................................................   2
Description of Capital Stock..............................................  14
Selling Stockholders......................................................  18
Certain Provisions of Maryland Law and of the Company's Charter and
 Bylaws...................................................................  19
Federal Income Tax Considerations.........................................  22
Plan of Distribution......................................................  32
Legal Matters.............................................................  33
Experts...................................................................  33

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof, and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's site on the World Wide Web at http://www.sec.gov. In addition, the Common Stock is listed on the New York Stock Exchange, and similar information regarding the Company may be inspected and copied at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, herein referred to as the "Registration Statement") (of which this Prospectus forms a part) under the Securities Act, with respect to the Shares offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The documents listed below previously have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

    (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    (3) Amendment No. 1 to the Company's Current Report on Form 8-K (dated November 14, 1997), filed with the Commission on January 29, 1998;

    (4) The Company's Current Report on Form 8-K (dated March 26, 1998), filed with the Commission on April 9, 1998;

    (5) The Company's Current Report on Form 8-K (dated May 27, 1998), filed with the Commission on May 27, 1998;

    (6) The description of the Common Stock contained in the Registration Statement on Form 8-A filed by the Company on May 14, 1997, including any amendment or reports filed for the purpose of updating such description.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

  Copies of all documents that are incorporated herein by reference (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference herein), will be provided upon request without charge to any person to whom this Prospectus and the applicable Prospectus Supplement are delivered. Requests for such copies should be directed to Alexandria Real Estate Equities, Inc., 135 North Los Robles Avenue, Suite 250, Pasadena, California 91101, Attention: Corporate Secretary, telephone number
(626) 578-0777.

                               ----------------

                                  THE COMPANY

  The Company is a real estate investment trust engaged primarily in the acquisition, management, expansion and selective development of high quality, strategically located properties containing office and laboratory space designed and improved for lease principally to pharmaceutical, biotechnology, diagnostic and personal care products companies, major scientific research institutions and related government agencies (collectively, the "Life Science Industry"). Properties leased to tenants in the Life Science Industry typically consist of suburban office buildings containing scientific research and development laboratories and other improvements that are generic to tenants operating in the Life Science Industry (such properties, "Life Science Facilities"). As of April 30, 1998, the Company owned 37 Life Science Facilities (the "Properties"), located in California (in the San Diego and San Francisco Bay areas); Seattle, Washington; suburban Washington, D.C. (including Maryland and Virginia); Boston/Cambridge, Massachusetts; Raleigh/Durham, North Carolina; and the New York/New Jersey and suburban Philadelphia areas.

  The Common Stock is listed on the New York Stock Exchange under the symbol "ARE." The Company's principal executive offices are located at 135 North Los Robles Avenue, Suite 250, Pasadena, California 91101, and the telephone number is (626) 578-0777. The Company was formed as a Maryland corporation in October 1994.

                           SECURITIES TO BE OFFERED

  This Prospectus relates to the offer and sale from time to time by the Selling Stockholders of up to 2,809,239 shares of Common Stock, consisting of
(i) 1,659,239 Shares (the "AEW Shares") issued to AEW Partners II, L.P. and AEW Health Science Properties Co-Investment, L.P. (collectively, "AEW") upon the conversion by AEW of all of the shares of Series V Preferred Stock of the Company in connection with the Company's initial public offering ("IPO"); and
(ii) 1,150,000 Shares (the "UIT Shares") issued to PaineWebber Incorporated ("PaineWebber"), which PaineWebber deposited, in exchange for units in the Trust, with the trustee of PaineWebber Equity Trust REIT Series I (A Unit Investment Trust), a registered unit investment trust under the Investment Company Act of 1940, as amended, for which PaineWebber acted as sponsor and depositor. The Company is registering the AEW Shares pursuant to that certain Series V Convertible Preferred Stock Purchase Agreement, dated September 9, 1996, by and among the Company, Health Science Properties Holding Corporation and AEW Partners II, L.P., and is registering the UIT Shares pursuant to that certain Registration Rights Agreement, dated May 29, 1998, by and among the Company and PaineWebber.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of Shares by any Selling Stockholder but has agreed to bear certain expenses of registration of the Shares under federal and state securities laws.

                                 RISK FACTORS

  An investment in the Shares involves various risks. Prospective investors should carefully consider the following information, in addition to the other information contained in this Prospectus, the applicable Prospectus Supplement and the documents incorporated herein and therein by reference, before making a decision to purchase the Shares. When used in this Prospectus, the words "believes," "expects," "anticipates," "intends" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors including, but not limited to, those described below and elsewhere in this Prospectus, the applicable Prospectus Supplement and the documents incorporated herein and therein by reference.

LACK OF INDUSTRY DIVERSIFICATION; RELIANCE ON LIFE SCIENCE INDUSTRY TENANTS

  The Company's strategy is to invest in Life Science Facilities. Consequently, the Company is subject to the risks associated with an investment in real estate in the Life Science Industry, and is subject to the risks generally associated with investment in a single industry. Accordingly, the effects on cash available for distribution to the Company's stockholders may be more pronounced than if the Company had diversified investments. Although laboratory facilities typically are generic in nature, certain facilities may be better suited for particular Life Science Industry tenants and could require modification prior to or at the commencement of a lease term if the property has to be released to another Life Science Industry tenant. Further, such facilities may not be suitable for lease to traditional office tenants.

  ENVIRONMENTAL MATTERS. Life Science Industry tenants, including certain of the Company's tenants, engage in various research and development activities involving the controlled use of hazardous materials, chemicals and biological and radioactive compounds. The Company and such tenants are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that the activities of its tenants involving such materials comply in all material respects with applicable laws and regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, the Company could be held liable for any damages that result, and any such liability could exceed the Company's resources and its environmental remediation coverage. See "--Possible Environmental Liabilities."

  UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS AND FUNDING. The products of certain Life Science Industry tenants, including certain of the Company's tenants, typically require regulatory approval by domestic or foreign governmental agencies before they can be marketed and sold. The process of obtaining such approvals is costly and time-consuming and is subject to unanticipated delays. There can be no assurance that required approvals for any of such products will be granted. Any failure to obtain or any delay in obtaining such approvals could adversely affect the ability of a tenant to market and sell its products successfully, thereby adversely affecting its ability to generate revenues and to make lease payments to the Company. Furthermore, approval of a pharmaceutical product is subject to the requirement that the manufacturer's quality control and manufacturing procedures conform to current Good Manufacturing Practices ("GMP"), which must be followed at all times. The U.S. Food and Drug Administration (the "FDA") strictly enforces GMP requirements through periodic unannounced inspections, and there can be no assurance that the FDA will determine that the facilities and manufacturing procedures of any of the Company's tenants who manufacture pharmaceutical products will conform to GMP requirements. Additionally, a manufacturer of pharmaceutical products must pass a preapproval inspection of its manufacturing facilities by the FDA before obtaining marketing approval. Failure to comply with applicable regulatory requirements may result in penalties such as restrictions on a product's marketing or withdrawal of a product from the market. In addition, many approved products are subject to continuing regulation. Regulation could result in limitations or restrictions on a tenant's ability to utilize its technology, thereby adversely affecting such tenant's ability to generate revenues and to make lease payments to the Company. Certain of the Company's tenants are also subject to regulation under the Occupational Safety and Health Act, federal restrictions on technology transfer, import, export and customs regulations, and other federal, state and local regulations. In addition, certain of the Company's tenants receive significant funding from federal, state and local governments. If any of such funding were decreased or discontinued, the affected tenant may experience difficulty meeting its obligations under its lease. See "--Dependence on Tenants."

  DEPENDENCE ON REIMBURSEMENT. The healthcare industry in the United States is undergoing significant changes, resulting from political, economic and regulatory influences. Successful commercial sales of the products of certain of the Company's tenants may depend in part on the availability of reimbursement to consumers from third-party payors, such as government and private insurance plans, that may be affected by changes in the healthcare industry. There can be no assurance that adequate third-party reimbursement will be available for the products of the Company's tenants. If adequate reimbursement is not provided by government and third-party payors for the products or services of the Company's tenants, such tenants' business and ability to generate revenues and make lease payments to the Company could be adversely affected. Consequently, the Company's ability to make distributions to its stockholders could similarly be adversely affected.

DEPENDENCE ON TENANTS

  The Company's revenues are derived primarily from rental payments under its leases. Therefore, if a significant tenant failed to make rental payments under its lease, the Company's financial condition and its ability to make distributions to stockholders could be adversely affected. While the Company evaluates the creditworthiness of its tenants based upon a due diligence review of available financial and other pertinent information, there can be no assurance that any such tenant will not default in the payment of rent under its lease. In addition, U.S. government tenants are subject to annual appropriations, and defaults under leases with such tenants are governed by federal statute and not state eviction or rent deficiency laws. As of April 30, 1998, leases with U.S. government tenants at the Properties accounted for approximately 8.0% of the Company's aggregate Annualized Base Rent. "Annualized Base Rent" means the annualized fixed base rental amount in effect as of April 30, 1998 (using rental revenue calculated on a straight-line basis in accordance with generally accepted accounting principles). In the case of triple net leases, Annualized Base Rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants. The Company's leases with U.S. government tenants at each of 1431 Harbor Bay Parkway in Alameda, California and 1401 and 1413 Research Boulevard in Rockville, Maryland provide that the government tenant may terminate the lease in the event of a default by the Company or the landlord thereunder that continues for a stated period.

  To the extent the Company is dependent on rental payments from a limited number of tenants, the inability of any single tenant to make its lease payments could adversely affect the Company and its ability to make distributions to stockholders. As of April 30, 1998, the Company had approximately 139 leases with a total of approximately 128 tenants. Twenty-two of the Properties were single-tenant Properties, although the Company believes that all such Properties are capable of being converted to use by multiple tenants. Three of the Company's tenants, American Medical Laboratories, Inc., the Fred Hutchinson Cancer Research Center and Agouron Pharmaceuticals, Inc., accounted for approximately 20.2% of the Company's aggregate Annualized Base Rent, or approximately 9.4%, 5.8% and 5.0%, respectively, as of April 30, 1998.

  No assurance can be given that a lessee will exercise any option to renew its lease upon the expiration of the initial term or that upon expiration or termination of a lease the Company will be able to locate a qualified replacement tenant. Consequently, the Company could lose the cash flow from such property, and the Company might be required to divert cash flow generated by other properties to meet mortgage payments, if any, and pay other expenses associated with owning the property with respect to which the expiration or termination occurred. Leases at the Properties representing approximately 10.5%, 12.0% and 11.7% of Annualized Base Rent are scheduled to expire in the years 1998, 1999 and 2000, respectively. In addition, the Company may acquire properties that include certain improvements specially suited to the needs of a particular tenant. Such properties may require renovations, tenant improvements or other concessions in order to lease it to another tenant if the initial lease is terminated or not renewed. See "--Lack of Industry Diversification; Reliance on Life Science Industry Tenants."

GEOGRAPHIC CONCENTRATION; DEPENDENCE ON CERTAIN MARKETS

  The Properties are located in California (in the San Diego and San Francisco Bay areas); Seattle, Washington; suburban Washington, D.C. (including Maryland and Virginia); Boston/Cambridge, Massachusetts; Raleigh/Durham, North Carolina; and the New York/New Jersey and suburban Philadelphia areas. As a result of this geographic concentration, the Company's performance, its ability to make distributions to stockholders and the value of its properties are dependent upon the performance of the Life Science Industry and on economic conditions in these markets, including local real estate conditions and competition. There can be no assurance that these markets will continue to grow or will remain favorable to the Life Science Industry. The performance of the Life Science Industry and the economy in general in each geographic market in which the Company owns or acquires properties may affect occupancy, market rental rates and expenses and, consequently, may affect the Company's performance and the value of its properties.

RAPID GROWTH

  The Company is currently experiencing a period of rapid growth. As the Company acquires additional properties, it will be subject to risks associated with managing new properties, including lease-up and tenant retention. In addition, the Company's ability to manage its growth effectively will require it to successfully integrate new acquisitions into its existing management structure. No assurances can be given that the Company will be able to succeed with such integration or effectively manage additional properties or that newly acquired properties will perform as expected. Additionally, there can be no assurance that the Company will be able to maintain its current rate of growth in the future.

REAL ESTATE FINANCING

  DEBT FINANCING AND EXISTING DEBT MATURITIES. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow from operations will be insufficient to meet required payments of principal and interest, that existing indebtedness will not be able to be refinanced or extended, and that the terms of any such refinancing will not be as favorable as the terms of existing indebtedness. As of March 31, 1998 the Company had outstanding mortgage indebtedness of approximately $60.2 million, of which approximately $18 million is secured by 3535 and 3565 General Atomics Court; approximately $8.5 million is secured by 1431 Harbor Bay Parkway; approximately $21.1 million is secured by 1102 and 1124 Columbia Street; and approximately $12.6 million is secured by 100 and 800/801 Capitola Drive. In addition, in May 1998, the Company obtained a mortgage loan of approximately $36.5 million, which is secured by 3000/3018 Western Avenue and 14225 Newbrook Drive. In the event of a default by the Company, the lender may be able to foreclose on or otherwise transfer such Properties to the mortgagee, resulting in a loss of income and asset value to the Company. As a result, the Company's financial condition and its ability to make distributions to stockholders may be adversely affected.

  The Company's $150 million unsecured revolving credit facility (the "Credit Facility") contains conditions to borrowing and cross-default provisions. The conditions to borrowing include compliance with customary financial covenants and restrictions on certain activities, such as incurring indebtedness, making investments and distributions to stockholders, as well as a requirement to maintain a pool of unencumbered assets approved by the lenders. Under the cross default provisions, a default under the terms of any Company indebtedness in excess of $5 million, with the exception of non-recourse debt, could result in a default under the Credit Facility and could lead to acceleration of the outstanding indebtedness under the Credit Facility. As of June 9, 1998, the Company had $101.8 million principal amount of indebtedness outstanding under the Credit Facility.

  The Company has financed the acquisition of the Properties in part, and may finance future investments, with debt obligations that provide for the repayment of principal in a lump-sum or "balloon" payment at maturity. In addition, certain of the Company's lenders may insist on the right to demand repayment prior to the maturity date of a loan if certain events of default occur. The ability to repay indebtedness at maturity or otherwise may depend upon the ability of the Company either to refinance or extend such indebtedness, to repay such indebtedness with proceeds of other capital transactions, such as the issuance of equity capital, or to sell properties. There can be no assurance that such refinancing or extension will be available on reasonable terms or at all, that additional capital will be issued, or that a sale of property will occur. The inability to repay such indebtedness could adversely affect the financial condition of the Company and its ability to make distributions to stockholders.

  REQUIREMENT OF ADDITIONAL FINANCING. The Company's ability to acquire or develop properties is subject to the Company's ability to obtain debt or equity financing. The Company could be delayed or prevented from acquiring, structuring and closing desirable investments by an inability to obtain financing on acceptable terms. In addition, the issuance of additional shares of capital stock or interests in subsidiaries to obtain financing for the acquisition of additional properties could result in a dilution of ownership for the then existing stockholders. The Company has adopted a policy of incurring debt only if, upon such incurrence, its debt to total market capitalization ratio would not exceed 50%. If the Company is unable to obtain additional equity financing, and the incurrence of additional debt would cause the Company's debt to total market capitalization ratio to exceed 50%, the Company may have to revise its existing policy to fund acquisitions of additional properties. See "--No Limitation on Debt."

  RISING INTEREST RATES. Borrowings outstanding under the Credit Facility bear interest at a variable rate, as may other indebtedness incurred by the Company in the future. Accordingly, increases in market interest rates could increase the Company's debt service requirements, which could adversely affect the financial position of the Company and its ability to make distributions to stockholders. In addition, the Company may enter into swap agreements or other hedging transactions to further limit its exposure to rising interest rates as appropriate and cost effective, although there can be no assurance that it will be able to do so on terms acceptable to the Company. Swap agreements or other hedging transactions also may expose the Company to the risk that the counterparty may not perform, which could cause the Company to lose the benefits of the hedging transactions.

ACQUISITION AND RENOVATION

  The success of the Company is dependent in part upon its ability to acquire additional properties on satisfactory terms. Moreover, the acquisition of Life Science Facilities generally involves higher per square foot acquisition prices than traditional suburban office properties. If debt or equity financing were not available on acceptable terms, further acquisitions or development activities may be curtailed, and the Company's ability to make distributions to its stockholders may be adversely affected. There is also a risk that the Company will not be able to acquire properties that meet the Company's acquisition criteria.

  In addition, the acquisition of real estate entails risks that investments may fail to perform in accordance with expectations (including projected occupancy and rental rates), that the Company may overpay for its properties, or that the Company may underestimate the cost of improvements required to bring an acquired property up to standards established for the market position intended for that property. To the extent that the Company might otherwise benefit from the conversion of a single tenant facility into a multi-tenant facility, the cost of such conversion may be substantial, and the Company may deem such conversion to be impracticable. Moreover, although the costs associated with tenant-specific improvements are generally borne by the tenant, such improvements to Life Science Facilities typically involve higher costs per square foot than similar improvements to office space, and there can be no assurance that all such costs will be borne by tenants in the future. In addition, there are general investment risks associated with any new real estate investment. See "--Real Estate Investment."

REAL ESTATE INVESTMENT

  The Company's investments in real property are subject to varying degrees of risk, including risks common to commercial properties in general and risks specific to the Company.

  VARIABILITY OF REVENUES AND EXPENSES. The yields the Company receives from equity investments in real estate depend in large part on the amount of revenue generated and expenses incurred. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and cash flow needs, and the Company's ability to make distributions to its stockholders could be adversely affected. The revenues from and the value of the Company's properties may be adversely affected by a number of factors, including the national and local economic climate; real estate conditions in the Company's markets; the Company's ability to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities).

  As of April 30, 1998, over 60% of the Company's leases (on a square footage basis) were triple net leases. To the extent that the Company's lease for a property is not a triple net lease, the Company will have greater expenses associated with that property and will bear some or all of the risk of any increase in such expenses (whether due to inflation or other factors), unless the lease provides for a rent adjustment based on escalations in operating expenses. In addition, certain significant expenditures associated with the Company's investments (such as mortgage payments, if any, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If a property is mortgaged to secure payment of indebtedness, and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. Finally, real estate values are also affected by the cost of compliance with government regulation, including zoning and tax laws, interest rate levels and the availability of financing.

  COST OF IMPROVEMENTS. The Company's properties contain generic infrastructure improvements (such as reinforced concrete floors, upgraded roof loading capacity, heavy-duty HVAC systems and laboratory benches) that are more capital intensive than other property types. While the Company has historically been able to reflect the additional investment in generic infrastructure improvements in higher rental rates, there can be no assurance that the Company will be able to continue to do so in the future.

  BANKRUPTCY OF TENANTS. The financial failure of one of the Company's tenants could cause the tenant to become subject to a case under Title 11 of the U.S. Code (the "Bankruptcy Code"). Under the Bankruptcy Code, a tenant has the option of assuming (continuing) or rejecting (terminating) an unexpired lease. If the tenant assumes its lease with the Company, the tenant must cure all defaults under the lease and provide the Company with adequate assurance of its future performance under the lease. If the tenant rejects the lease, the Company may experience a reduction in cash flow, and the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will assume their leases and continue to make rental payments in a timely manner. If tenant leases are not assumed following bankruptcy, the Company's financial condition and its ability to make distributions to its stockholders may be adversely affected.

  EXPANSION AND DEVELOPMENT. The Company intends to pursue internal growth through the expansion of existing facilities that are fully leased and the conversion of existing office space to higher rent generic laboratory space. The Company is currently evaluating expansion and conversion opportunities at several of its Properties. In addition, although the Company currently intends to emphasize acquisitions over development, the Company intends to pursue selective build-to-suit and retrofit development projects where it expects to achieve investment returns that will equal or exceed its returns on acquisitions. The Company is currently pursuing certain development opportunities in San Diego and suburban Washington, D.C. and is evaluating certain other development opportunities.

  The Company's expansion and development activities subject the Company to risks generally related to development and redevelopment projects, including possible delays in construction, the cost of materials, financing availability, volatility in interest rates, labor availability, the timing of the commencement of rental payments and other property development uncertainties. In addition, such activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention, and are subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

  ILLIQUIDITY OF INVESTMENTS. The illiquidity of the Company's investments will limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment. In addition, the Internal Revenue Code of 1986, as amended (the "Code") limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting distributions to stockholders.

  COMPETITION FOR INVESTMENT OPPORTUNITIES. Management believes that the Company is the only publicly traded entity focusing primarily on the acquisition, management, expansion and selective development of Life Science Facilities. However, various entities, including insurance companies, pension and investment funds, partnerships, developers, investment companies and other REITs invest in Life Science Facilities and therefore compete for investment opportunities with the Company. Many of these entities have substantially greater financial resources than the Company and may be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a tenant or the geographic proximity of its investments. Although management believes that it has been able to maximize returns on acquisitions as a result of its expertise in understanding the real estate needs of Life Science Industry tenants, its ability to identify and acquire those properties with generic laboratory infrastructure that appeal to a wide range of Life Science Industry tenants, and its expertise in identifying and evaluating Life Science Industry tenants, in the future, competition from these entities may reduce the number of suitable investment opportunities offered to the Company or increase the bargaining power of property owners seeking to sell.

LIMITED OPERATING HISTORY

  All of the Properties have been under the Company's management for less than five years, and a substantial majority of the Properties have been owned for less than one year. The Properties may have characteristics or deficiencies unknown to the Company that could affect such Properties' valuation or revenue potential. There can be no assurance that the operating performance of the Properties will not decline under the Company's management.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

  Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Company's control. Although the Company believes that it has operated since January 1, 1996 in a manner so as to qualify as a REIT, no assurance can be given that the Company is or will remain so qualified. For example, under the REIT provisions of the Code, if rent attributable to personal property, leased in connection with real property, is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will constitute non-qualifying income for purposes of the 75% and 95% gross income tests. The determination of whether an item of property constitutes real property or personal property under the REIT provisions of the Code is subject to both legal and factual considerations and, as such, is subject to differing interpretations. Counsel has advised the Company with respect to the legal considerations underlying such determination. After consulting with counsel and considering such advice, the Company has reviewed its properties and has determined that rents attributable to personal property do not exceed 15% of the total rent with respect to any particular lease. Due to the specialized nature of the Company's properties, there can be no assurance that the Internal Revenue Service (the "IRS") will not assert that the rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the amount of any such non-qualifying income, together with other non-qualifying income, exceeds 5% of the Company's taxable income, the Company may fail to qualify as a REIT. See "Federal Income Tax Considerations--Taxation of the Company--Income Tests." In addition, although the Company is not aware of any pending tax legislation that would adversely affect the Company's ability to operate as a REIT, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws or interpretations thereof with respect to qualification as a REIT or the federal income tax consequences of such qualification.

  The Company has received an opinion of Skadden, Arps, Slate, Meagher and Flom LLP, tax counsel to the Company, concerning the qualification of the Company as a REIT. In rendering this opinion, Skadden, Arps, Slate, Meagher & Flom LLP has relied on certain assumptions and representations by the Company as to factual matters (including representations of the Company concerning, among other things, its business and properties, the amounts of rents attributable to personal property and other items regarding the Company's ability to meet the various requirements for qualification as a REIT) and on opinions of local counsel with respect to matters of local law. The opinion is based upon facts, representations and assumptions as of its date and Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise holders of Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. No assurance can be given that the Company has met or will continue to meet these requirements in the future, and a legal opinion is not binding on the IRS.

  If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. As a result of the additional tax liability, the Company might need to borrow funds or liquidate certain investments in order to pay the applicable tax and the funds available for investment or distribution to the Company's stockholders would be reduced for each of the years involved. In addition, the Company would no longer be required by the Code to make any distributions. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company to fail to qualify as a REIT or may cause the Board of Directors to revoke the REIT election. See "Federal Income Tax Considerations."

  Although certain of the Company's officers and directors have extensive experience in the acquisition, leasing, operation, financing and development of real properties, prior to commencement of the Company's operations, no officer had significant experience in operating a business in accordance with the requirements for maintaining qualification as a REIT under the Code.

ANTI-TAKEOVER EFFECT OF OWNERSHIP LIMIT AND POWER TO ISSUE ADDITIONAL STOCK

  In order for the Company to maintain its qualification as a REIT, not more than 50% of the value of its outstanding capital stock may be owned, directly or constructively, by five or fewer individuals or entities (as defined in the Code). The Company's Articles of Amendment and Restatement (the "Charter") prohibit, with certain limited exceptions, direct or constructive ownership of shares of stock representing more than 9.8% of the combined total value of outstanding shares of the Company's stock by any person (the "Ownership Limit"). The Board of Directors may also exempt a stockholder from the Ownership Limit if, prior to such exemption, the Board of Directors receives such information as it deems necessary to determine or ensure the Company's status as a REIT. The Board of Directors has exempted certain stockholders of the Company from the Ownership Limit. The constructive ownership rules are complex and may cause shares of Common Stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. A transfer of shares to a person who, as a result of the transfer, violates the Ownership Limit may be void or may be transferred to a trust, for the benefit of one or more qualified charitable organizations designated by the Company, with the intended transferee having only a right to share (to the extent of the transferee's original purchase price for such shares) in proceeds from the trust's sale of such shares. See "Description of Capital Stock--Restrictions on Ownership and Transfer."

  The Ownership Limit may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. See "Description of Capital Stock--Restrictions on Ownership and Transfer."

  The Company's Charter authorizes the Board of Directors to cause the Company to issue additional authorized but unissued shares of Common Stock or preferred stock, par value $.01 per share (the "Preferred Stock"), and to classify or reclassify any unissued shares of Common Stock or Preferred Stock and to set the preferences, rights and other terms of such classified or reclassified shares. See "Description of Capital Stock--Common Stock" and "-- Preferred Stock." Preferred Stock will be available for possible future financing of, or acquisitions by, the Company and for general corporate purposes without any legal requirement that further stockholder authorization for issuance be obtained. The issuance of Preferred Stock could make more difficult any attempt to gain control of the Company by means of a merger, tender offer, proxy contest or otherwise. The Board of Directors could establish a series of Preferred Stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. Preferred Stock could also be issued with a preference on dividend payments, which could affect the ability of the Company to pay dividends or make other distributions to the holders of Common Stock. The Charter and the Amended and Restated Bylaws of the Company (the "Bylaws") also contain other provisions that may delay, defer or prevent a transaction or a change in control of the Company that involves a premium price for the Common Stock or may otherwise be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws," "--Control Share Acquisitions" and "--Advance Notice of Director Nominations and New Business."

UNINSURED LOSS

  The Company carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to the Properties, with policy specifications, insured limits and deductibles that the Company believes are consistent with those customarily carried for similar properties. The Company also has obtained environmental remediation insurance for the Properties, which, subject to certain exclusions and deductibles, covers the cost to remediate environmental damage caused by unintentional future spills or the historic presence of previously undiscovered hazardous substances. The Company intends to carry similar insurance with respect to future acquisitions, as appropriate. In addition, the Company requires its tenants to maintain comprehensive insurance, including liability and casualty insurance, that is customarily obtained for similar properties. There are, however, certain types of losses that are not generally insured because they are either uninsurable or not economically insurable. In addition, certain disaster-type insurance (covering catastrophic events, such as earthquakes) may not be available or may only be available at rates that, in the opinion of management of the Company, are prohibitive. Many of the Properties are located in the vicinity of potentially active earthquake faults. The Company has obtained earthquake insurance for all of the Properties. Should an uninsured disaster or a loss in excess of insured limits occur, including losses resulting from earthquake or other seismic activity, the Company could lose its capital invested in the affected Properties, as well as the anticipated future revenues from such Properties, and would continue to be obligated on any mortgage indebtedness or other obligations related to the Properties. Any such loss could adversely affect the Company and its ability to make distributions to stockholders.

  The Company's existing title insurance policies were originally obtained at the time the applicable Property was acquired in an amount equal to the initial purchase price of the Property, and, accordingly, any such policy may be in an amount less than the current value of the Property. In the event of an underinsured loss with respect to a Property relating to a title defect, the Company could lose a portion of its capital invested in, and anticipated profits from, such Property, which could adversely affect the Company and its ability to make distributions to stockholders.

POSSIBLE ENVIRONMENTAL LIABILITIES

  Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of real estate, as well as certain other parties, may be required to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases on, under, in or from such property, and may be held liable to a governmental entity or to third parties for investigation and cleanup costs and certain damages resulting from such releases. Such laws and regulations typically impose responsibility and liability without regard to whether such person knew of or caused the releases, and the liability under such laws and regulations has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigating and remediating such contamination may be substantial, and the presence of such contamination, or the failure to properly remediate it, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In addition, the owner of a site may be subject to governmental fines and common law claims by third parties seeking to recover damages and costs resulting from such contamination.

  Certain other federal, state and local laws and regulations govern the management and disposal of asbestos-containing materials ("ACMs"). Such laws and regulations may impose liability for the release of ACMs and may provide for third parties to seek recovery from owners or operators of such property for personal injury associated with ACMs. In connection with the ownership and operation of its properties, the Company may be potentially liable for such costs. ACMs have been detected at certain of the Properties, but are not expected to result in material environmental costs or liabilities to the Company.

  Federal, state and local laws and regulations also require the removal or upgrading of certain underground storage tanks and regulate the discharge of storm water, wastewater and any water pollutants, the emission of air pollutants, the generation, management and disposal of hazardous or toxic chemicals, substances or wastes, and workplace health and safety.

  The Company's leases generally provide that (i) the tenant is responsible for all environmental liabilities relating to the tenant's operations, (ii) the Company is indemnified for such liabilities and (iii) the tenant must comply with all environmental laws and regulations. Such a contractual arrangement, however, does not eliminate the Company's statutory liability or preclude claims against the Company by governmental authorities or persons who are not parties to such an arrangement. Noncompliance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property, which could affect the financial health of a tenant and its ability to make lease payments. In addition, if there is a violation of such a requirement in connection with a tenant's operations, it is possible that the Company, as the owner of the property, could be held accountable by governmental authorities for such violation and could be required to correct the violation and pay related fines.

  All of the Properties have been, and it is contemplated that all future acquisitions will be, subjected to a Phase I or similar environmental assessment (which generally includes a site inspection, interviews and a records review, but no subsurface sampling). These assessments and certain follow-up investigations (including, as appropriate, asbestos, radon and lead surveys, additional public records review, subsurface sampling and other testing) of the Properties have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business or results of operations. Nevertheless, it is possible that the assessments on the Properties have not revealed, or that the assessments on future acquisitions will not reveal, all environmental liabilities and that there may be material environmental liabilities of which the Company is unaware. No assurances can be given that (i) the Company will not incur material liability under current or future laws and regulations or (ii) the current environmental condition of the Properties will not be adversely affected by tenant operations or by environmental conditions in the vicinity of such Properties.

COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT

  Under the Americans with Disabilities Act of 1990 (the "ADA"), places of public accommodation and/or commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Although management of the Company believes that the Properties are substantially in compliance with the present requirements of the ADA, the Company may incur additional costs in connection with such compliance in the future. In addition, a number of additional federal, state and local laws and regulations exist that may require modifications to the Company's properties, or affect certain future renovations thereof, with respect to access by disabled persons. Non-compliance with the ADA could result in the imposition of fines or an award of damages to private litigants, and also could result in an order to correct any non-complying feature. Under certain of the Company's leases, the tenant is responsible for ensuring that the property complies with all laws and regulations, including the ADA. Notwithstanding the foregoing, the Company may be required to make substantial capital expenditures to comply with this law. In addition, provisions of the ADA may impose limitations or restrictions on the completion of certain renovations and thus may limit the overall returns on the Company's investments.

CHANGES IN LAWS

  The Properties are subject to various federal, state and local regulatory requirements and to state and local fire and life-safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company and its distributions to stockholders. To the extent increases in taxes are not passed through to tenants under leases, such increases may adversely affect the Company and its ability to make distributions to stockholders.

RELIANCE ON KEY PERSONNEL

  The Company depends upon the services of its executive officers. The Company seeks to utilize the extensive personal and business relationships that members of management have developed over time with owners of Life Science Facilities and with major Life Science Industry participants to identify prospective acquisition opportunities and to consummate favorable acquisitions prior to the active marketing of the subject properties. Consequently, the loss of the services of any one of these officers could have an adverse effect on the Company's business, financial condition and prospects. The Company has employment agreements with each of its key executive officers, including Messrs. Marcus, Gold, Richardson, Nelson and Kreitzer. Such employment agreements provide for terms ending on December 31, 2000 with respect to Mr. Marcus, and on December 31, 1998 with respect to Messrs. Gold, Richardson, Nelson and Kreitzer, in each case with provision for automatic one-year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. The Company and Mr. Gold have been negotiating with respect to the possibility that Mr. Gold may leave full-time employment with the Company and subsequently enter into a consulting arrangement with the Company. In connection with these negotiations, Mr. Gold has raised certain issues with respect to the Company's performance under his employment agreement. As these negotiations are ongoing, there can be no assurance that the Company and Mr. Gold will resolve these issues or that the Company and Mr. Gold will enter into any consulting arrangement or any other arrangement pursuant to which Mr. Gold would continue to provide services to the Company. In the event that Mr. Gold ceases to be a full-time employee of the Company, the Company expects that other current executives of the Company will assume Mr. Gold's responsibilities.

CHANGE IN POLICIES WITHOUT STOCKHOLDER APPROVAL

  The Company's policies with respect to all activities, including qualification as a REIT, its investment, growth, debt, financing, capitalization, distribution and operating policies, will be determined by the Board of Directors upon the recommendations of management. These policies may be amended or revised at any time and from time to time without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company and its ability to make distributions to stockholders. In addition, the Company expects to acquire additional real estate assets in the future. The stockholders of the Company will not be entitled to consider historical financial statements regarding, or to vote upon, these acquisitions and, instead, will be required to rely entirely on the decisions of management.

NO LIMITATION ON DEBT

  Although the Company has adopted a policy to incur debt only if upon such incurrence the debt to total market capitalization ratio would not exceed 50%, the Charter does not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service obligations that could adversely affect the Company's cash flow and, consequently, the amount available for distribution to stockholders, and could increase the risk of default on the Company's indebtedness.

  The Company has established its debt policy relative to the total market capitalization of the Company rather than relative to the book value of its assets because it believes that the book value of its assets (which to a large extent is the depreciated original cost of real property, the Company's primary tangible assets) does not accurately reflect its ability to borrow and to meet debt service requirements. The market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. The Company also will consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness, such as the purchase price of properties to be acquired with debt financing, the estimated market value of its properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service.

INABILITY TO SUSTAIN DISTRIBUTIONS

  Future distributions will be determined by the Board of Directors and will be dependent on a number of factors, including the amount of the Company's cash available for distribution, the Company's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Company's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. There can be no assurance that the Company will maintain its current distribution level.

EFFECT OF MARKET INTEREST RATES ON PRICE OF SHARES

  One of the factors that may influence the market price of the Common Stock in public trading markets will be the annual yield on the Common Stock compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which may lead prospective purchasers of the Common Stock to demand a higher annual distribution rate from the Company. The requirement for a higher distribution rate may have an adverse effect on the market price of the Common Stock. In addition, the market for equity securities can be volatile, and the trading price of the Common Stock could be subject to wide fluctuations in response to operating results, news announcements, trading volume, general market trends, governmental regulatory action and changes in tax laws.

SHARES ELIGIBLE FOR FUTURE SALE

  No prediction can be made as to the effect, if any, of future sales of shares of Common Stock or the availability of shares of Common Stock for future sale on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of capital stock (including Common Stock issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. As of May 31, 1998, 1,980,386 shares of Common Stock were owned in the aggregate by Health Science Properties Holding Corporation ("Holdings"), the sole stockholder of the Company prior to the IPO, and the Company's officers, directors and employees. Certain members of management of the

Company, including Messrs. Sudarsky, Marcus, Gold, Nelson, Kreitzer, Stone and Ciruzzi, have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge, or otherwise dispose of any shares of Common Stock (or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock), including any shares of Common Stock that any such persons may have the right to receive by virtue of their ownership interest in Holdings, until May 27, 1999, without the prior written consent of PaineWebber. After such time, such shares of Common Stock may be sold in the public market, subject to applicable securities law restrictions or exemptions from registration, if available. The Company has granted to Holdings the right to make a total of two written requests for the registration of its shares of Common Stock prior to June 2, 1999 with respect to the resale of such shares of Common Stock, and has also granted to Holdings customary "piggyback" registration rights. Holdings' registration rights are transferrable to its permitted assigns. In addition, the Company has reserved for issuance to officers, directors and employees of the Company pursuant to the Company's Amended and Restated 1997 Stock Award and Incentive Plan (the "1997 Plan") that number of shares of Common Stock equal to 10% of the number of shares of Common Stock outstanding at any time, provided that in no event may the number of shares available for issuance under the 1997 Plan exceed 3,000,000 shares at any time. As of May 31, 1998, options to purchase 886,000 shares of Common Stock had been granted under the 1997 Plan, of which options to purchase 270,000 shares of Common Stock were then exercisable. The Company has filed a registration statement with respect to the issuance of shares of Common Stock by the Company pursuant to grants under the 1997 Plan. Such shares of Common Stock will be available for sale in the public market from time to time without restriction by persons who are not Affiliates (as defined in Rule 144 promulgated under the Securities Act) of the Company, and by Affiliates pursuant to exemptions from the registration requirements or upon registration.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of the terms of the stock of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and Bylaws. See "Additional Information."

GENERAL

  The Charter provides that the Company may issue up to 100,000,000 shares of Common Stock, 100,000,000 shares of Preferred Stock and 200,000,000 shares of Excess Stock (as defined below). As of May 31, 1998, 12,554,631 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

COMMON STOCK

  All shares of Common Stock offered hereby will be duly authorized, fully paid and non-assessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the Charter regarding the restrictions on transfer of stock, holders of shares of Common Stock are entitled to receive dividends on such shares if, as and when authorized and declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

  Subject to the provisions of the Charter regarding the restrictions on transfer of stock, each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. A plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

  Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding restriction on transfer of stock, shares of Common Stock will have equal distribution, liquidation and other rights.

  Under the Maryland General Corporation Law (the "MGCL"), a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Company's Charter provides for approval of such matters by the affirmative vote of a majority of all of the votes entitled to be cast thereon.

  The Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

  The Charter authorizes the Board of Directors, without the approval of the stockholders of the Company, to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of any series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and the Charter of the Company to set, subject to the provisions of the Charter regarding restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. There are no shares of Preferred Stock currently outstanding.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

  The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Common Stock or Preferred Stock and thereafter to cause the Company to issue such classified or reclassified shares of stock will provide the Company with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that may arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no present intention to do so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. See "Risk Factors--Anti-takeover Effect of Ownership Limit and Power to Issue Additional Stock."

RESTRICTIONS ON OWNERSHIP AND TRANSFER

  For the Company to qualify as a REIT under the Code, not more than 50% of the value of its outstanding stock may be owned, directly or constructively, by five or fewer individuals or entities (as set forth in the Code) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). Also, shares of its outstanding stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.

  In order for the Company to maintain its qualification as a REIT, the Company's Charter provides for the Ownership Limit, which prohibits, with certain exceptions, direct or constructive ownership of shares of stock representing more than 9.8% of the combined total value of outstanding shares of the Company's stock by any person, as defined in the Charter.

  The Board of Directors, in its sole discretion, may waive the Ownership Limit for any person. However, the Board may not grant such waiver if, after giving effect to such waiver, five individuals could beneficially own, in the aggregate, more than 49.9% of the value of the Company's outstanding stock. As a condition to waiving the Ownership Limit, the Board of Directors may require a ruling from the IRS or an opinion of counsel in order to determine the Company's status as a REIT. Notwithstanding the receipt of any such ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such waiver. The Charter excepts Holdings and AEW from the Ownership Limit. Therefore, Holdings and AEW will be permitted to own in the aggregate, actually or constructively, 17.0% and 16.0% of the Common Stock, respectively. In addition, the Board of Directors has exempted certain stockholders from the Ownership Limit. See "Risk Factors--Anti-takeover Effect of Ownership Limit and Power to Issue Additional Stock."

  The Company's Charter further prohibits (a) any person from beneficially or constructively owning shares of stock of the Company that would result in the Company being "closely held" under Section 856(h) of the Code and (b) any person from transferring shares of stock of the Company if such transfer would result in shares of stock of the Company being owned by fewer than 100 persons. Any transfer in violation of any of such restrictions is void ab initio. Any person who acquires or attempts to acquire beneficial or constructive ownership of shares of stock of the Company in violation of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

  If any transfer of shares of stock of the Company or other event occurs that, if effective, would result in any person beneficially or constructively owning shares of stock of the Company in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of shares of stock of the Company the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically exchanged for an equal number of shares of excess stock (the "Excess Stock") and such shares of Excess Stock shall be automatically transferred to a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall generally not acquire any rights in such shares. Such automatic exchange shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of Excess Stock held in the Trust shall be issued and outstanding shares of stock of the Company. The Prohibited Owner shall not benefit economically from ownership of any shares of Excess Stock held in the Trust, shall have no rights to distributions and shall not possess any rights to vote or other rights attributable to the shares of Excess Stock held in the Trust. The trustee of the Trust (the "Trustee") shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Company that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Company upon demand, or, at the Company's sole election, shall be offset against any future dividends or distributions payable to the purported transferee or holder, and any dividend or distribution authorized but unpaid shall be rescinded as void ab initio with respect to such shares of stock and promptly thereafter paid over to the Trustee with respect to such shares of Excess Stock, as trustee of the Trust for the exclusive benefit of the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Excess Stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

  Within 180 days after the date of the event that resulted in shares of Excess Stock of the Company being transferred to the Trust (or as soon as possible thereafter if the Trustee did not learn of such event within such period), the Trustee shall sell the shares of stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and such shares of Excess Stock shall be automatically exchanged for an equal number of shares of the same class or series of stock that originally were exchanged for the Excess Stock. The Trustee shall distribute to the Prohibited Owner, as appropriate (i) the price paid by the Prohibited Owner for the shares, (ii) if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Charter) of such shares on the day of the event causing the shares to be held in the Trust, or (iii) if the exchange for Excess Stock did not arise as a result of a purported transfer, the Market Price of such shares on the day of the other event causing the shares to be held in the Trust. If such shares are sold by a Prohibited Owner, then to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee.

  All certificates representing shares of Common Stock and Preferred Stock will bear a legend referring to the restrictions described above.

  Every owner of more than 5% (or such lower percentage as required by the Charter, the Code or the regulations promulgated thereunder) of all classes or series of the Company's stock, including shares of Common Stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may reasonably request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT. In addition, each stockholder shall upon demand be required to provide to the Company such information as the Company may reasonably request in order to determine the Company's status as a REIT, to comply with the requirements of any taxing authority or governmental authority or to determine such compliance, or to comply with the REIT provisions of the Code.

  These ownership limits could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. See "Risk Factors--Anti-takeover Effect of Ownership Limit and Power to Issue Additional Stock."

                             SELLING STOCKHOLDERS

  The following table sets forth, as of June 5, 1998, the number of Shares and the percentage of the outstanding Common Stock beneficially owned by the Selling Stockholders. All of the Shares are currently issued and outstanding. Because the Selling Stockholders may sell all, some or none of the Shares held by them, no estimate can be made of the actual aggregate number of Shares that will be offered hereby. If all of the shares offered hereby are sold, the Selling Stockholders will not own any outstanding shares of Common Stock, other than shares purchased on the open market from time to time, if any.

                                                          SHARES BENEFICIALLY
                                                             OWNED PRIOR TO
                                                                OFFERING
                                                         ----------------------
    SELLING STOCKHOLDER                                  NUMBER (#) PERCENT (%)
    -------------------                                  ---------- -----------
   AEW Partners II, L.P. ............................... 1,257,039     10.0
    225 Franklin Street
    Boston, Massachusetts(1)
   AEW Health Science Properties Co-Investment, L.P.....   402,200      3.2
    225 Franklin Street
    Boston, Massachusetts(1)
   PaineWebber Equity Trust REIT Series I (A Unit
    Investment Trust)................................... 1,150,000      9.2
    1285 Avenue of the Americas
    New York, New York 10019(2)
       TOTAL............................................ 2,809,239     22.4
                                                         =========     ====

--------
(1) AEW was the sole holder of the Company's Series V Preferred Stock, which AEW acquired in a series of transactions in 1996. In connection with the IPO, AEW converted all of its shares of Series V Preferred Stock into 1,659,239 shares of Common Stock. AEW Partners II, L.P. ("Partners II") is a general partner of AEW Health Science Properties Co-Investment, L.P ("AEW HSP"). AEW II, L.P. ("AEW II LP") is the general partner of Partners
    II. Partners II Holdings, L.P. ("Partners II Holdings") is the general partner of AEW II LP and a general partner of AEW HSP. AEW II Corporation ("AEW II Corp.") is the general partner of Partners II Holdings. AEW Capital Management, L.P. ("AEW CMLP"), is a registered investment advisor and is an investment advisor to Partners II as well as the controlling stockholder of AEW II Corp. and the general partner of Partners II Employee Holdings, L.P., which is the limited partner of Partners II Holdings. AEW Capital Management, Inc. ("AEW CMI") is the general partner of AEW CMLP. Accordingly, AEW II LP, Partners II Holdings, AEW II Corp, AEW CMLP and AEW CMI may be deemed to beneficially own the AEW Shares.

(2) PaineWebber Equity Trust REIT Series I (A Unit Investment Trust), is a registered unit investment trust under the Investment Company Act of 1940, as amended, for which PaineWebber acted as sponsor and depositor. PaineWebber acted as lead managing underwriter in the IPO and received customary fees, discounts and commissions in connection therewith. Also in connection with the IPO, the Company purchased all of the interests in a limited liability company, which owned three Life Science Facilities, from an affiliate of PaineWebber. In addition, in the course of its business, PaineWebber has performed, and may continue to perform, other investment banking-related services for the Company.

                    CERTAIN PROVISIONS OF MARYLAND LAW AND
                      OF THE COMPANY'S CHARTER AND BYLAWS

  The following summary of certain provisions of Maryland law and of the Charter and Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Charter and Bylaws of the Company. See "Additional Information."

BOARD OF DIRECTORS

  The Company's Bylaws provide that the number of directors of the Company may be established by the Board of Directors, but may not be fewer than the minimum number required by the MGCL nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors. All directors are elected to hold office until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualify.

BUSINESS COMBINATIONS

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Pursuant to an act of the Board of Directors in accordance with the MGCL, the Company has exempted any business combination between the Company and AEW from the above-described provisions of the MGCL. Additionally, the Board of Directors has adopted a resolution providing that the "business combination" provisions of the MGCL shall not apply to the Company generally and that such resolution is irrevocable unless revocation, in whole or in part, is approved by the holders of a majority of the outstanding shares of Common Stock, but revocation will not affect any business combination consummated, or any business combination contemplated by any agreement entered into, prior to the revocation. As a result of the foregoing, AEW and any person who becomes an Interested Stockholder may be able to enter into business combinations with the Company that may not be in the best interest of the stockholders, without compliance by the Company with the business combination provisions of the MGCL.

CONTROL SHARE ACQUISITIONS

  The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  Under Maryland law, a person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any meeting of the stockholders.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a meeting of the stockholders and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

  The Bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of the Company's shares of stock. The Board of Directors has resolved that, subject to Maryland law, the provision may not be amended or repealed without the approval of holders of at least a majority of the outstanding shares of Common Stock. There can be no assurance, however, that such provision will not be amended or eliminated in the future or that such resolution is enforceable under Maryland law.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  The Bylaws of the Company provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(a) pursuant to the Company's notice of the meeting, (b) by or at the direction of the Board of Directors or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (ii) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (a) pursuant to the Company's notice of the meeting, (b) by or at the direction of the Board of Directors or (c) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

AMENDMENT TO THE CHARTER OR BYLAWS

  As permitted by the MGCL, the Charter provides that it may be amended by the affirmative vote of the holders of a majority of votes entitled to be cast on the matter. The Board of Directors has the exclusive power to adopt, alter, repeal or amend the Bylaws.

DISSOLUTION OF THE COMPANY

  As permitted by the MGCL, the Charter provides that dissolution of the Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. See "Description of Capital Stock--Common Stock."

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS

  The business combination provisions and the control share acquisition provisions of the MGCL, in each case if such provisions ever become applicable to the Company, and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of material federal income tax considerations regarding an investment in the Common Stock is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or, except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders," to certain types of investors (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the U.S.) that are subject to special treatment under the federal income tax laws. This discussion assumes that investors will hold the Common Stock as a "capital asset" (generally, property held for investment) under the Code.

  EACH PROSPECTIVE PURCHASER SHOULD CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  General. The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the provisions of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change which may apply retroactively.

  The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1996, and the Company intends to continue to operate in a manner consistent with such election and all rules with which a REIT must comply. Skadden, Arps, Slate, Meagher & Flom LLP has issued an opinion that, commencing with the Company's taxable year ending December 31, 1996, the Company was organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation, and its actual method of operation since January 1, 1996 through the date of the opinion, has and will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based and conditioned upon certain assumptions and representations made by the Company as to factual matters (including representations of the Company concerning, among other things, its business and properties, the amount of rents attributable to personal property and other items regarding the Company's ability to meet the various requirements for qualification as a REIT). The opinion is expressed as of its date, and Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise holders of Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, such qualification and taxation as a REIT depends upon the Company having met and continuing to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year have satisfied or will satisfy such requirements. See "--Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT.

  If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. See, however, "Annual Distribution Requirements" with respect to the Company's ability to elect to treat as having been distributed to its stockholders certain of its capital gains upon which the Company has paid taxes, in which event so much of the taxes as have been paid by the Company with respect to such income would also be treated as having been distributed to stockholders. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is described in
Section 1221(1) of the Code (generally, property held primarily for sale to customers in the ordinary course of the Company's trade or business) or (ii) other nonqualifying income from foreclosure property, the Company will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other then capital gain income the Company elects to retain and pay tax on), and (iii) any undistributed taxable income from prior periods (other than capital gains from such years which the Company elected to retain and pay tax on), the Company would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed during such year. Seventh, if during the 10-year period (the "Recognition Period") beginning on the first day on the first taxable year for which the Company qualified as a REIT, the Company recognizes gain on the disposition of any asset held by the Company as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate tax rate pursuant to IRS regulations that have not yet been promulgated. Eighth, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate pursuant to IRS regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-in Gain upon the acquisition of assets from a C corporation assume that the Company will make an election pursuant to IRS Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 1999 Federal Budget Proposal. In addition, the Company could also be subject to tax in certain situations and on certain transactions not presently contemplated.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

  The Company believes that it has already issued sufficient shares to allow it to satisfy conditions (5) and (6) above. In order to comply with the share ownership tests described in conditions (5) and (6) above, the Company's Charter provides certain restrictions on the transfer of its capital stock to prevent concentration of stock ownership. These restrictions may not ensure that, in all cases, the Company will be able to satisfy the share ownership tests set forth above. If the Company fails to satisfy such requirements, the Company's status as a REIT will terminate.

  To monitor the Company's compliance with such share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information. See "Description of Capital Stock--Restrictions on Transfer."

  In the case of a REIT that is a partner in a partnership, regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of any partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the REIT requirements described below. There can be no assurance, however, that any partnerships will be organized or operated in a manner that will enable the Company to continue to satisfy the REIT requirements of the Code.

  Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from other dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income tests described above only if several conditions are met, including the following. First, if rent attributable to personal property, leased in connection with real property, is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of property constitutes real property or personal property under the REIT provisions of the Code is subject to both legal and factual considerations and, as such, is subject to differing interpretations. Counsel has advised the Company with respect to the legal considerations underlying such determination. After consulting with counsel and considering such advice, the Company has reviewed its properties and has determined that rents attributable to personal property do not exceed 15% of the total rent with respect to any particular lease. Due to the specialized nature of the Company's properties, however, there can be no assurance that the IRS will not assert that the rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the IRS were successful, and the amount of such non-qualifying income, together with other non-qualifying income, exceeds 5% of the Company's taxable income, the Company may fail to qualify as a REIT. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT."

  In addition, rents received by the Company will not qualify as rents from real property in satisfying the gross income tests if the Company, or an actual or constructive owner of 10% or more of the Company, actually or constructively owns 10% or more of such tenant (a "Related Tenant"). Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) if it is based in whole or part of the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, the Company (or its affiliates) is permitted to, and does directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. To the extent that services (other than those customarily furnished or rendered in connection with the rental of real property) are rendered to the tenants of the property by an independent contractor, the cost of the services must be borne by the independent contractor. However, pursuant to recent legislation, the Company (or its affiliates) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Because certain properties are managed by third parties, the ability to treat amounts from such property as "rents from real property" will be dependent on the actions of others and will not be within the control of the Company. In addition, the Company generally may not and will not charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of the tenant's gross receipts or sales). Finally, rents derived from tenants that are at least 10% owned, directly or constructively, by the Company do not qualify as "rents from real property" for purposes of the gross income requirements. While the Company regularly attempts to monitor such requirements, no assurance can be given that the Company will not realize income that does not qualify as "rents from real property," and that such amounts, when combined with other nonqualifying income, may exceed 5% of the Company's taxable income and thus disqualify the Company as a REIT.

  The Company will provide certain services with respect to the Properties and any newly acquired Properties. The Company believes that the services provided by the Company with respect to the Properties are usually and customarily rendered in connection with the rental of space for occupancy only, and therefore the provision of such services will not cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and the 95% gross income tests.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "--General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

  Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and U.S. government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

  The Company's indirect interests in certain of properties are held through wholly-owned corporate subsidiaries of the Company organized and operated as "qualified REIT subsidiaries" within the meaning of the

Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of the Company. Each qualified REIT subsidiary therefore will not be subject to federal corporate income taxation, although it may be subject to state or local taxation.

  In addition, the Company's ownership of (i) stock of each qualified REIT subsidiary and its interest in its operating partnership subsidiary do not violate either the 5% value restriction or the restriction against ownership of more than 10% of the voting securities of any issuer. Similarly, the ownership by the Company of any other REIT will not violate these restrictions.

  If the Company should fail to satisfy the asset test at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market value of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

  The Company intends to monitor closely the purchase, holding and disposition of its assets in order to comply with the REIT asset tests. In particular, the Company intends to limit and diversify its ownership of any assets not qualifying as real estate assets to less than 25% of the value of the Company's assets and to less than (i) 5%, by value, of any single issuer and
(ii) 10% of the outstanding voting securities of any one issuer. If it is anticipated that these limits would be exceeded, the Company intends to take appropriate measures, including the disposition of non-qualifying assets, to avoid exceeding such limits.

  Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes (or is treated as having distributed) at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at the capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain income for such year (other than capital gain income which the Company elects to retain and pay tax on as provided for below), and (3) any undistributed taxable income from prior periods (other than capital gains from such years which the Company elected to retain and pay tax on) the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company believes that it has made, and intends to make, timely distributions sufficient to satisfy this annual distribution requirement. Pursuant to recently enacted legislation, the Company may elect to retain rather than distribute its net long-term capital gains. The effect of such an election is that (i) the Company is required to pay the tax on such gains at regular corporate tax rates, (ii) its shareholders, while required to include their proportionate share of the undistributed long-term capital gain in income, will receive a credit or refund for their share of the tax paid by the Company, and (iii) the basis of a shareholder's stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of capital gains tax paid by the Company) included in income by such shareholder. In addition, if the Company disposes of any Built-in Gain asset during the applicable Recognition Period, the Company will be required, pursuant to guidance issued by the Service, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset.

  It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings (on terms that may not be favorable to the Company) or to pay dividends in the form of taxable distributions of property.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

  Absence of Earnings and Profits. The Company, in order to qualify as a REIT, must not have accumulated earnings and profits attributable to any non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. Unless the "deficiency dividend" procedures described above apply and the Company complies with those procedures, failure to distribute such accumulated earnings and profits would result in the disqualification of the Company as a REIT. The Company believes that the Company had no accumulated earnings and profits as of December 31, 1995. The determination of accumulated earnings and profits, however, depends upon a number of factual matters related to the activities and operations of the Company during its entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of the Company for prior years and propose adjustments to increase its taxable income. In this regard, the IRS can consider all taxable years of the Company as open for review for purposes of determining the amount of such earnings and profits.

  Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, and certain relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. In addition, a recent federal budget proposal contains language which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT, and thus could effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

  General. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income pursuant to Section 291(d) of the Code. Individuals are generally subject to differing rates of tax on various transactions giving rise to long-term capital gains or losses. In general, the long-term capital gains rate is
(i) 28% on capital gain from the sale or exchange of assets held more than one year but not more than 18 months, (ii) 20% on capital gain from the sale or exchange of assets held for more than 18 months, and (iii) 25% on capital gain from the sale or exchange of certain depreciable real estate otherwise eligible for the 20% rate, up to the amount of depreciation deductions previously taken with respect to such real estate. Subject to certain limitations concerning the classification of the Company's long-term capital gains, the Company may designate a capital gain dividend as a 28% rate distribution, a 25% rate distribution or a 20% rate distribution.

  If the Company elects to retain capital gains rather than distribute them, a U.S. Stockholder will be deemed to receive a capital gain dividend equal to the amount of such retained capital gains. Such gains are subject to apportionment among the three rate groups set forth above. In such a case, a stockholder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the stockholder. To the extent that the Company makes distributions in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each stockholder, reducing the adjusted basis which such stockholder has in its shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a stockholder's adjusted basis in its shares taxable as capital gains (provided that the shares have been held as a capital asset). Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

  Distributions made by the Company and gain arising from the sale or exchange by a stockholder of shares will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any "passive losses" against such income or gain. Dividends from the Company (to the extent they do not constitute a capital gain dividend or a return of capital) will generally be treated as investment income for purposes of the investment interest limitation. Net capital gain from the sale or other disposition of shares and capital gain dividends will generally not be considered investment income for purposes of the investment interest limitation.

  Upon a sale or other disposition of shares, a stockholder will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and the stockholder's adjusted basis in such shares, which gain or loss will be long-term if such shares have been held for more than one year. To the extent of any long-term capital gain dividends received by a stockholder, any loss on the sale or other disposition of shares held by such stockholder for six months or less will generally be treated as a long-term capital loss.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

  Based upon a published ruling by the IRS, distributions by the Company to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

  Notwithstanding the preceding paragraph, however, a portion of the dividends paid by the Company may be treated as UBTI to certain domestic private pension trusts if the Company is treated as a "pension-held REIT." The Company believes that it is not, and does not expect to become, a "pension-held REIT." If the Company were to become a pension-held REIT, these rules generally would only apply to certain pension trusts that hold more than 10% of the Company's stock.

TAXATION OF NON-U.S. HOLDERS

  The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of the Company's stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the U.S., (ii) an entity which is a corporation or partnership for United States federal income tax purposes and which is created or organized un the United States or under the laws of the United States or any political subdivision thereof (although certain partnerships so created or organized may be treated, under treasury regulations not yet published, as not a United States person); (iii) any estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or (iv) a "Domestic Trust." A Domestic Trust is any trust with respect to which a court within the United States is able to exercise primary supervision over the administration of such trust, and as to which one or more United States fiduciaries have the authority to control all substantial decisions of such trust (although certain trusts classified for United States federal income tax purposes as a United States person prior to August 20, 1996 may, under treasury regulations not yet published, elect to retain their classification as a Domestic Trust). The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

  Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of the Company. In cases where the dividend income from a Non-U.S. Holder's investment in stock of the Company is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

  Non-Dividend Distributions. Unless the Company's stock constitutes a USRPI (as defined below), distributions by the Company which are not dividends out of the earnings and profits of the Company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. If the Company's stock constitutes a USRPI, such distribution shall be subject to 10% withholding tax and may be subject to taxation under FIRPTA (as defined below).

  Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-U.S. Holder, to the extent attributable to gains from dispositions of U.S. Real Property Interests ("USRPIs") such as the properties beneficially owned by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

  Disposition of Stock of the Company. Unless the Company's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. The Company believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of the Company's stock will not be subject to taxation under FIRPTA. Because the Company's stock will be publicly traded, however, no assurance can be given that the Company will continue to be a domestically controlled REIT.

  If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is

"regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Company's Common Stock is listed) and (ii) the selling Non-U.S. Holder held 5% or less of the Company's outstanding stock at all times during a specified testing period.

  If gain on the sale of stock of the Company were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

  Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the stock of the Company is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

  Estate Tax. Stock of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  U.S. Shareholders. The Company will report to the U.S. stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to the Company. See "Federal Income Tax Considerations--Taxation of Foreign Shareholders."

  Non-U.S. Holders. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, such Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

  U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting generally will not apply to dividends (including any capital gain dividends) paid on stock of the Company to a Non-U.S. Holder at an address outside the United States.

  The payment of the proceeds from the disposition of stock of the Company to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

  The IRS has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. Those final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, 1999. Prospective purchasers should consult their tax advisors regarding the application of the final Treasury Regulations and the potential effect on their ownership of shares.

OTHER TAX CONSEQUENCES

  Possible Legislative or Other Actions Affecting Tax
Consequences. Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. For example, a recent federal budget proposal contains language which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT, and thus could effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

  State and Local Taxes. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                             PLAN OF DISTRIBUTION

  This Prospectus relates to the offer and sale from time to time by the Selling Stockholders of up to 2,809,239 Shares of Common Stock previously issued by the Company. The Company has registered the Shares for sale pursuant to certain agreements, but registration of the Shares does not necessarily mean that any of such Shares will be offered and sold.

  The Company will not receive any proceeds from any offering by the Selling Stockholders. The Shares may be sold from time to time by the Selling Stockholders in underwritten offerings or in open market or block transactions or otherwise on the NYSE, or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, in the over-the-counter market, in private transactions or otherwise at prices related to prevailing market prices at the time of the sale or at negotiated prices. Some or all of the Shares may be sold through brokers acting on behalf of the Selling Stockholders or to dealers for resale by such dealers. In connection with such sales, such brokers and dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of such Shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved). In effecting sales, brokers or dealers engaged by the Selling Stockholders and/or purchasers of the Shares may arrange for other brokers or dealers to participate. In addition, any of the Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

  If any of the Shares are sold in an underwritten offering, the Shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell shares to or through brokers or dealers, and such brokers and dealers may receive compensation in the form of discounts, commissions or commissions from the underwriters and may receive commissions from the purchasers of such shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved).

  If necessary, a supplemental Prospectus will be distributed that describes the method of sale in greater detail, including the name or names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholders and any other required information.

  The Selling Stockholders and any underwriter, broker or dealer who acts in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the Shares as principals may be deemed to be underwriting discounts and commissions under the Securities Act.

  In order to comply with the securities laws of certain jurisdictions, the Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

  The Company has agreed to pay all expenses in connection with the registration and sale of the Shares offered hereby, other than discounts or commissions payable to brokers or dealers, the fees and expenses of counsel or other advisors to the Selling Stockholders, and other selling expenses, all of which will be paid by the Selling Stockholders. The Company also has agreed to indemnify each Selling Stockholder, each of its respective officers and directors and any person who controls such Selling Stockholder, against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. The validity of the Shares will be passed on for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

                                    EXPERTS

  The consolidated balance sheets of the Company as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995, and the consolidated financial statement schedule III, rental properties and accumulated depreciation appearing in the Company's Annual Report on Form 10-K dated March 30, 1998; the statements of revenue and certain expenses for the year ended December 31, 1996, of 940 Clopper Road, 1500 East Gude Drive and 3/3-1/2 Taft Court, and 1401 Research Blvd. appearing in the Company's Form 8-K/A dated November 14, 1997; the statement of revenue and certain expenses for the year ended December 31, 1996 of 1201 Harbor Bay Parkway appearing in the Company's Form 8-K dated May 27, 1998; the statements of revenue and certain expenses for the year ended December 31, 1997, of Buildings 79 and 96 Charlestown Navy Yard, 215 College Road, 8000/9000/10000 Virginia Manor Road, 100 and 800/801 Capitola Drive, 10150 Old Columbia Road, 819-849 Mitten Road and 863 Mitten Road/866 Malcolm Road, 5100/5110 Campus Drive, 19 Firstfield Road, 280 Pond Street, and 170 Williams Drive appearing in the Company's Form 8-K dated May 27, 1998, all incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference in this Registration Statement and are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

  The estimated expenses payable by the Company in connection with the offering of the Shares, are as follows:

   Securities and Exchange Commission Registration Fee................ $ 25,716
   Printing and Engraving Expenses....................................   20,000
   Legal Fees and Expenses (other than Blue Sky)......................   50,000
   Accounting Fees and Expenses.......................................   10,000
   Miscellaneous......................................................   49,284
                                                                       --------
     Total............................................................ $155,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains a provision that eliminates such liability to the maximum extent permitted by the MGCL.

  The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer or (ii) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee from and against any claim or liability to which such person may become subject or to which such person may incur by reason of his or her serving as a present or former director or officer of the Company.

  The Bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (ii) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company, with the approval of the Board of Directors, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

  The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability n the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

  Each of the employment agreements with the executive officers of the Company requires that the Company indemnify such officers to the maximum extent permitted by Maryland law, and to pay such persons' expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

ITEM 16. EXHIBITS.

   EXHIBIT
   NUMBER                                EXHIBIT
   -------                               -------
    4.1+   Specimen Certificate representing shares of Common Stock
    5.1*   Opinion of Ballard Spahr Andrews & Ingersoll, LLP
    8.1*   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain federal income tax matters
   23.1*   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be filed with Exhibit 8.1)
   23.2*   Consent of Ballard Spahr Andrews & Ingersoll, LLP (to be filed with
            Exhibit 5.1)
   23.3    Consent of Ernst & Young LLP
   24.1    Powers of Attorney (included on the signature page of the
            Registration Statement)

--------
* To be filed by amendment.

+ Incorporated by reference to the Registrant's Registration Statement on Form
  S-11 (No. 333-23545), declared effective by the Commission on May 27, 1997.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
    Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 9th day of June, 1998.

                                          ALEXANDRIA REAL ESTATE EQUITIES,
                                           INC.

                                                   /s/ Joel S. Marcus
                                          By: _________________________________
                                                       Joel S. Marcus
                                                  Chief Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joel S. Marcus and Peter J. Nelson, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents of their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on June 9, 1998.

       SIGNATURES                               TITLE
       ----------                               -----

/s/ Jerry M. Sudarsky      Chairman of the Board of Directors
_________________________
    Jerry M. Sudarsky

 /s/ Joel S. Marcus        Chief Executive Officer (Principal Executive
_________________________   Officer) and Director
     Joel S. Marcus

  /s/ Alan D. Gold         President and Director
_________________________
      Alan D. Gold

 /s/ Peter J. Nelson       Chief Financial Officer, Senior Vice President,
_________________________   Treasurer and Secretary (Principal Financial
     Peter J. Nelson        Officer)

 /s/ Joseph Elmaleh        Director
_________________________
     Joseph Elmaleh

   /s/ Viren Mehta         Director
_________________________
       Viren Mehta

/s/ David M. Petrone       Director
_________________________
    David M. Petrone

        SIGNATURES                                TITLE
        ----------                                -----

/s/ Anthony M. Solomon       Director
___________________________
    Anthony M. Solomon

/s/ Richard B. Jennings      Director
___________________________
    Richard B. Jennings

                                 EXHIBIT INDEX

 EXHIBIT                                                         SEQUENTIALLY
 NUMBER                         EXHIBIT                          NUMBERED PAGE
 -------                        -------                          -------------
   4.1+  Specimen Certificate representing shares of Common
          Stock
   5.1*  Opinion of Ballard Spahr Andrews & Ingersoll, LLP
   8.1*  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
          regarding certain federal income tax matters
  23.1*  Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (to be filed with Exhibit 8.1)
  23.2*  Consent of Ballard Spahr Andrews & Ingersoll, LLP (to
          be filed with Exhibit 5.1)
  23.3   Consent of Ernst & Young LLP
  24.1   Powers of Attorney (included on the signature page of
          the Registration Statement)

--------
* To be filed by amendment.

+ Incorporated by reference to the Registrant's Registration Statement on Form
  S-11 (No. 333-23545), declared effective by the Commission on May 27, 1997.